Exhibit 99.3

BLOCK, INC.

2025 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD AND RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms that are not defined in this Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Award, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Block, Inc. 2025 Equity Incentive Plan (the “Plan”).

The Participant has been granted this Restricted Stock Unit (“RSU”) award according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant ID	%%EMPLOYEE_IDENTIFIER%-%

Participant Name	%%FIRST_NAME%-% %%LAST_NAME%-%

Grant Number	%%OPTION_NUMBER%-%

Grant Date	%%OPTION_DATE,’Month DD, YYYY’%-%

Vesting Commencement Date	%%VEST_BASE_DATE,’Month DD, YYYY’%-%

Number of RSUs Granted	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Vesting Schedule:

Unless the vesting is accelerated, these RSUs will vest according to the schedule provided in Schedule A. All vesting will be rounded in accordance with Section 16(m) of the Plan.

If the Participant ceases to be a Service Provider for any or no reason before the Participant fully vests in an RSU, the unvested RSUs will terminate according to the terms of Section 5 of this Agreement.

Notwithstanding the foregoing, the vesting of the RSUs will be subject to the Company’s Stock Award Vesting and ESPP Participation During Company-Approved Leave of Absence Policy (as may be amended from time to time) as well as the terms of any other written agreement between Participant and the Company (or any Parent or Subsidiary of the Company, as applicable) governing the terms of these RSUs.

The Participant’s signature below indicates that:

(i)	Participant agrees that this Restricted Stock Unit award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(ii)

Participant understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding their participation in the Plan or their acquisition, ownership or sale of Shares.

(iii)

Participant has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. Participant will consult with their own personal tax, legal, and financial advisors before taking any action related to the Plan.

(iv)	Participant has read and agrees to each provision of this Agreement, including without limitation Section 10.

(v)	Participant will notify the Company of any change to the contact address below.

If Participant does not provide a signature below, the electronic equivalent of consent pursuant to Exhibit A, Section 10(d) of the Agreement, or provide written notice to the Company of rejection of the Restricted Stock Unit award by the first date on which the RSUs are scheduled to vest and are thereby settled and released into Participant’s account, the Restricted Stock Unit award shall be deemed accepted in accordance with sections (i)-(v) above as of the first date on which the Restricted Stock Unit award vests and Participant will therefore be agreeing to be subject to all the terms and conditions of this Agreement.

PARTICIPANT

Signature

Address:

%%ADDRESS_LINE_1%-%

%%ADDRESS_LINE_2%-%

%%CITY%-%	%%STATE%-%	%%ZIPCODE%-%

%%COUNTRY%-%

SCHEDULE A

VESTING SCHEDULE

Vest Date	Number of RSUs

%%VEST_DATE_PERIOD1,‘Month DD, YYYY’%-%	%%SHARES_PERIOD1,‘999,999,999’%-%

%%VEST_DATE_PERIOD2,‘Month DD, YYYY’%-%	%%SHARES_PERIOD2,‘999,999,999’%-%

%%VEST_DATE_PERIOD3,‘Month DD, YYYY’%-%	%%SHARES_PERIOD3,‘999,999,999’%-%

%%VEST_DATE_PERIOD4,‘Month DD, YYYY’%-%	%%SHARES_PERIOD4,‘999,999,999’%-%

%%VEST_DATE_PERIOD5,‘Month DD, YYYY’%-%	%%SHARES_PERIOD5,‘999,999,999’%-%

%%VEST_DATE_PERIOD6,‘Month DD, YYYY’%-%	%%SHARES_PERIOD6,‘999,999,999’%-%

%%VEST_DATE_PERIOD7,‘Month DD, YYYY’%-%	%%SHARES_PERIOD7,‘999,999,999’%-%

%%VEST_DATE_PERIOD8,‘Month DD, YYYY’%-%	%%SHARES_PERIOD8,‘999,999,999’%-%

%%VEST_DATE_PERIOD9,‘Month DD, YYYY’%-%	%%SHARES_PERIOD9,‘999,999,999’%-%

%%VEST_DATE_PERIOD10,‘Month DD, YYYY’%-%	%%SHARES_PERIOD10,‘999,999,999’%-%

%%VEST_DATE_PERIOD11,‘Month DD, YYYY’%-%	%%SHARES_PERIOD11,‘999,999,999’%-%

%%VEST_DATE_PERIOD12,‘Month DD, YYYY’%-%	%%SHARES_PERIOD12,‘999,999,999’%-%

%%VEST_DATE_PERIOD13,‘Month DD, YYYY’%-%	%%SHARES_PERIOD13,‘999,999,999’%-%

%%VEST_DATE_PERIOD14,‘Month DD, YYYY’%-%	%%SHARES_PERIOD14,‘999,999,999’%-%

%%VEST_DATE_PERIOD15,‘Month DD, YYYY’%-%	%%SHARES_PERIOD15,‘999,999,999’%-%

%%VEST_DATE_PERIOD16,‘Month DD, YYYY’%-%	%%SHARES_PERIOD16,‘999,999,999’%-%

%%VEST_DATE_PERIOD17,‘Month DD, YYYY’%-%	%%SHARES_PERIOD17,‘999,999,999’%-%

%%VEST_DATE_PERIOD18,‘Month DD, YYYY’%-%	%%SHARES_PERIOD18,‘999,999,999’%-%

%%VEST_DATE_PERIOD19,‘Month DD, YYYY’%-%	%%SHARES_PERIOD19,‘999,999,999’%-%

%%VEST_DATE_PERIOD20,‘Month DD, YYYY’%-%	%%SHARES_PERIOD20,‘999,999,999’%-%

%%VEST_DATE_PERIOD21,‘Month DD, YYYY’%-%	%%SHARES_PERIOD21,‘999,999,999’%-%

%%VEST_DATE_PERIOD22,‘Month DD, YYYY’%-%	%%SHARES_PERIOD22,‘999,999,999’%-%

%%VEST_DATE_PERIOD23,‘Month DD, YYYY’%-%	%%SHARES_PERIOD23,‘999,999,999’%-%

%%VEST_DATE_PERIOD24,‘Month DD, YYYY’%-%	%%SHARES_PERIOD24,‘999,999,999’%-%

%%VEST_DATE_PERIOD25,‘Month DD, YYYY’%-%	%%SHARES_PERIOD25,‘999,999,999’%-%

%%VEST_DATE_PERIOD26,‘Month DD, YYYY’%-%	%%SHARES_PERIOD26,‘999,999,999’%-%

%%VEST_DATE_PERIOD27,‘Month DD, YYYY’%-%	%%SHARES_PERIOD27,‘999,999,999’%-%

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

1. Grant. The Company grants the Participant an award of RSUs as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these RSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these RSUs.

2. Company’s Obligation to Pay. Each RSU is a right to receive a Share on the date it vests. Until an RSU vests, the Participant has no rights with respect to the Share. Before a vested RSU is paid, the RSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested RSU will be paid to the Participant (or in the event of their death, to their estate) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to them satisfying any obligations for Tax-Related Items (as defined in Section 7 of this Agreement) and any delay in payment required under Section 7 of this Agreement, and provided further that, to comply with the filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may hereinafter be amended (“HSR”), the Company may delay the payment of any vested RSU until any applicable waiting period under HSR has expired or been terminated (but no later than March 15th of the year following the calendar year in which the RSU vests). The Participant cannot specify (directly or indirectly) the taxable year of the payment of any vested RSU under this Agreement.

3. Vesting. These RSUs will vest only in accordance with the Vesting Schedule in the Notice of Grant, Section 4 of this Agreement, or Section 13 of the Plan. RSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked in accordance with the Company’s Stock Award Vesting and ESPP Participation during Company-approved Leave of Absence Policy (as may be amended from time to time).

4. Administrator Discretion. The Administrator has the discretion to accelerate the vesting of any RSUs at any time, subject to the terms of the Plan. In that case, those RSUs will be vested as of the date specified by the Administrator. Notwithstanding anything to the contrary contained herein, the RSUs will only vest pursuant to this Section 4 provided that the Participant has complied with all applicable provisions of the HSR Act.

5. Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, these RSUs will immediately stop vesting and be forfeited by the Participant, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

6. Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of their estate or, if the Administrator permits, their designated beneficiary. Any such transferee must furnish the Company with (a) written notice of their status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7. Tax Obligations.

(a) Tax Withholding.

(i) No Shares will be issued to the Participant until Participant makes satisfactory arrangements (as determined by the Administrator) for the payment of any United States, state, local or non-United States income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to their participation in the Plan and legally applicable to them that the Administrator determines must be withheld (collectively “Tax-Related Items”), including those that result from the grant, vesting, or payment of these RSUs, the subsequent sale of Shares acquired pursuant to such payment, or the receipt of any dividends or other distributions (if any). If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be modified by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these RSUs otherwise are supposed to vest or settle or as of the time any Tax-Related Items related to RSUs otherwise are due, as determined by the Company in its discretion, (the “Tax Withholding Date”), Participant will permanently forfeit the applicable RSUs and any right to receive Shares under such RSUs, and such RSUs will be returned to the Company at no cost to the Company.

(ii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon payment of these RSUs arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent).

(iii) Notwithstanding the foregoing, the Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant.

(iv) Further, if the Participant is subject to taxation in more than one jurisdiction, the Company and/or any member of the Company Group for whom Participant is performing services (each, an “Employer”) or former Employer(s) may withhold or account for tax in more than one jurisdiction.

(v) The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from the local tax authorities to the extent the Participant wishes to recover any over-withheld amounts in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

(vi) Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains their responsibility and that such Tax-Related Items and other tax liabilities of the Participant relating to the RSUs, the Plan or this Agreement may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company, the Employer(s) and their respective agents and Affiliates (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these RSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these RSUs to reduce or eliminate their liability for Tax-Related Items or achieve any particular tax result.

(b) Code Section 409A. This Section 7(b) does not apply if the Participant is not a U.S. taxpayer or otherwise subject to taxation in the U.S. as of any relevant date of determination.

(i) If the vesting of any RSUs is accelerated in connection with a termination of the Participant’s status as a Service Provider that is a “separation from service” within the meaning of Code Section 409A and (x) the Participant is a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated RSUs would result in the imposition of additional tax under Code Section 409A if paid to the Participant within the 6-month period following such termination, then the accelerated RSUs will not be paid until the first day after the 6-month period ends.

(ii) If the Participant’s status as a Service Provider terminates due to death or the Participant dies after Participant stops being a Service Provider, the delay under Section 7(b)(i) of this Agreement will not apply, and these RSUs will be paid in Shares to the Participant’s estate as soon as practicable thereafter (and otherwise in accordance with the terms of this Agreement).

(iii) All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities will be interpreted according to that intent.

(iv) Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

8. Forfeiture or Clawback. The Participant hereby acknowledges and agrees that the Participant’s incentive-based compensation (as such term is defined under Rule 10D-1 of the Securities Exchange Act of 1934 and/or any related stock exchange listing rules or other requirement to implement such rule), including, as applicable, these RSUs (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares issued upon payment of the RSUs) will be subject to the Block, Inc. Severance Clawback Policy (as may be amended from time to time) and any other compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement (the “Clawback Policy”). This includes any clawback policy adopted to comply with the requirements of Applicable Laws, including without limitation, Rule 10D-1 of the Securities Exchange Act of 1934 and any related stock exchange listing rules or other requirement to implement such rule. Accordingly, the Participant hereby acknowledges and agrees that the RSUs or any other award granted to the Participant under the Plan and any other incentive-based compensation provided to the Participant (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Participant prior to the date of this Agreement, may be subject to forfeiture and/or recoupment in accordance with the terms of the Clawback Policy or such other applicable clawback or recoupment arrangements or policies. If the Participant is a director or employee of Square Financial Services, Inc. (the “Bank”), Participant may also be required to forfeit any then-unvested portion of the RSUs if the Bank fails to meet the capital levels required to be considered well capitalized under section 324.403(b) of the Federal Deposit Insurance Corporation Rules and Regulations, 12 C.F.R. § 324.403(b) for a period of one calendar month or more at any time while Participant is a director or employee of the Bank.

9. Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

10. Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting these RSUs or otherwise deemed acceptance of these RSUs indicates that:

(a) PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS CONDITIONED ON THE PARTICIPANT CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING GRANTED THESE RSUS WILL NOT RESULT IN VESTING.

(b) PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND DOES NOT INTERFERE IN ANY WAY WITH THEIR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE THEIR RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c) The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that Participant is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d) The Participant agrees that the Company’s delivery of any documents related to the Plan or these RSUs (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to them may be made by electronic delivery, which may include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that Participant may receive from the Company a paper copy of any documents that were delivered electronically at no cost to them by contacting the Company by telephone or in writing. The Participant may revoke their consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. The Participant also voluntarily agrees to participate in the Plan, including provide consent to the terms and conditions of the Plan and this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and such participation shall have the same force and effect as hardcopy signature. Finally, the Participant understands that Participant is not required to consent to electronic delivery of documents.

(e) The Participant may deliver any documents related to the Plan or these RSUs to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if their attempted electronic delivery of such documents fails.

(f) The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(g) The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(h) The Participant agrees that the grant of these RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been granted in the past.

(i) The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.

(j) The Participant agrees that Participant is voluntarily participating in the Plan.

(k) The Participant agrees that these RSUs and any Shares acquired under these RSUs are not intended to replace any pension rights or compensation.

(l) The Participant agrees that these RSUs, any Shares acquired under these RSUs, and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

(m) The Participant agrees that the future value of the Shares underlying these RSUs is unknown, indeterminable, and cannot be predicted with certainty.

(n) The Participant agrees that, for purposes of these RSUs, their engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.

(o) The Participant agrees that any right to vest in these RSUs terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that Participant is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or by their service agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(p) The Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of these RSUs (including whether Participant is still considered to be providing services while on a leave of absence).

(q) The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these RSUs or of any amounts due to them from the payment of these RSUs or the subsequent sale of any Shares acquired upon such payment.

(r) The Participant has read and, if applicable, agrees to the Data Privacy Provisions of Section 11 of this Agreement and the Block Employee Privacy Notice set forth at go/employee privacy (the “Privacy Notice”), and agrees to be bound by the Privacy Notice as it may be updated from time to time.

(s) The Participant agrees that Participant has no claim or entitlement to compensation or damages from any forfeiture of these RSUs resulting from the termination of their status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), and in consideration of the grant of these RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives their ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes their irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11. Data Privacy.

The following provisions shall apply only to the Participant if Participant resides outside the US, Brazil, Moldova, the EU or EEA, the UK, Switzerland:

(a) The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of their personal data including, but not limited to, their name, home address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, employment location, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in their favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”) as described in this Agreement (including the Privacy Notice, if applicable, as it may be amended from time to time) and any other Award materials by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the purposes of implementing, administering, and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not choose to participate in the Plan, their employment status or service with the Company Group will not be adversely affected.

(b) The Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan and for purposes as set forth in the Privacy Notice, if applicable, as it may be updated from time to time. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different, including less stringent, data privacy laws and protections than their country. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to process the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time.

(c) The Participant understands that Data will be held only as long as is necessary to implement, administer and manage their participation in the Plan. Further, the Participant understands that Participant is providing these consents on a purely voluntary basis. If the Participant does not consent or if Participant later seeks to revoke their consent, their engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing their consent is that the Company will not be able to grant them awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing their consent may affect their ability to participate in the Plan (including the right to retain these RSUs). The Participant understands that the Participant may contact their local human resources representative for more information on the consequences of their refusal to consent or withdrawal of consent.

(d) The Participant’s Rights in Respect of Data. In certain jurisdictions outside of the United States and to the extent required by Applicable Laws, the Participant may request a list with the names and addresses of any potential recipients of the Data and may request access to Data, request additional information about the processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Award, in any case without cost, by contacting in writing their local human resources representative.

The following provisions shall apply only to the Participant if they reside in Brazil, Moldova, the EU or EEA, the UK, Switzerland, or where EU Privacy laws are otherwise applicable:

(a) Data Collected and Purposes of Collection. The Participant understands that the Company, as well as the Employer, acting as controller, may collect, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address and telephone number, information necessary to process the RSUs (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification number, salary, nationality, job title, employment location, any capital shares or directorships held in the Company (but only where needed for legal or tax compliance), any other information necessary to process mandatory tax withholding and reporting, details of all RSUs granted, canceled, vested, unvested or outstanding in Participant’s favor, and where applicable service termination date and reason for termination (all such personal information is referred to as “Data”). The Data is collected from the Participant, the employing Subsidiary, and from the Company, for the exclusive purpose of implementing, administering and managing the Plan pursuant to the terms of this Agreement and the Privacy Notice, if applicable, as it may be updated from time to time. The legal basis (that is, the legal justification) for processing the Data is to perform the Agreement. The Data must be provided in order for the Participant to participate in the Plan and for the parties to the Agreement to perform their respective obligations thereunder and as otherwise set forth in the Privacy Notice, if applicable, as it may be updated from time to time. If the Participant does not provide Data, Participant will not be able to participate in the Plan and become a party to the Agreement.

(b) Transfers and Retention of Data. The Participant understands that the employing Subsidiary will transfer Data to the Company for purposes of plan administration. The Company and the employing Subsidiary may also transfer the Participant’s Data to other service providers (such as accounting firms, payroll processing firms or tax firms), as may be selected by the Company in the future, to assist the Company with the implementation, administration and management of the Agreement. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. The Participant understands that the recipients of the Data may be located in the United States, a country that does not benefit from an adequacy decision issued by the European Commission or appropriate data protection authority. Where a recipient is located in a country that does not benefit from an adequacy decision, the transfer of the Data to that recipient will be made pursuant to standard contractual clauses for transfers of Participant’s personal data to third parties located in a country that does not benefit from an adequacy decision or another means to ensure that adequate safeguards are applied to Participant’s personal data, such as EU-U.S. Data Privacy Framework or standard contractual clauses approved by the European Commission. A copy of the documents used to protect the Participant’s personal data when it is transferred outside countries that benefit from an adequacy decision may be obtained via email at privacy-eu@squareup.com. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s rights and obligations under the Agreement, and for the duration of the relevant statutes of limitations, which may be longer than the term of the Agreement.

(c) The Participant’s Rights in Respect of Data. The Company will take steps in accordance with applicable legislation to keep Data accurate, complete and up-to-date. The Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). The Participant also has the right to request access to the Participant’s Data as well as additional information about the processing of that Data. Further, the Participant is entitled to object to the processing of Data or have their Data erased, under certain circumstances. As from May 25, 2018, and subject to conditions set forth in applicable law, the Participant is entitled to (i) restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) and (ii) receive a copy of the Data provided pursuant to the Agreement or generated by the Participant, in a common machine-readable format. To exercise the Participant’s rights, the Participant may contact the local human resources representative. The Participant may also contact the relevant data protection supervisory authority, as Participant has the right to lodge a complaint. The data protection officer may be contacted via email at privacy-eu@squareup.com.

12. Miscellaneous.

(a) Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Block, Inc., 1955 Broadway, Suite 600, Oakland, CA 94612 until the Company designates another address in writing.

(b) Non-Transferability of RSUs. These RSUs may not be transferred other than by will or the laws of descent or distribution.

(c) Binding Agreement. If any RSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d) Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or their estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

(e) Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f) Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g) Non-U.S. Appendix. These RSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to them to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(h) Choice of Law; Choice of Forum. The Plan, this Agreement, these RSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of these RSUs is their consent to the jurisdiction of the State of Delaware and their agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where Participant is performing services.

(i) Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these RSUs, or to comply with other Applicable Laws.

(j) Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by them.

(k) No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

(l) Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, and, accordingly, understands the provisions of this Agreement and the Plan. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(m) Asset, Exchange Control and Tax Reporting. There may be certain foreign asset and/or account, exchange control and/or tax reporting requirements which may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with such regulations, and is advised to speak to a personal advisor on this matter.

(n) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(o) Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any of its Parents or Subsidiaries will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with their own personal legal advisers to ensure compliance with local laws.

13. HSR. To the extent necessary to comply with the filing requirements under HSR, Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares subject to this Award as such Shares vest and are settled to Participant under this Agreement.

EXHIBIT B

APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions

This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern these RSUs granted to the Participant under the Plan if the Participant works or resides in one of the countries listed below.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of April 2025. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure them of a particular result. The Company is not providing the Participant with any tax, legal, or financial advice and is not making any recommendations regarding the Participant’s acquisition or sale of shares of Common Stock acquired under the Plan. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in their country may apply to their situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after these RSUs are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to them, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

AUSTRALIA

Notifications

Plan. A copy of the Plan that governs this offer of RSUs is attached to the Agreement.

Nature of Plan and Offer. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).

This offer of RSU is made under Division 1A (Employee Share Schemes) of Part 7.12 of the Corporations Act 2001 (Cth). Additional details are set forth in the Offer Letter—Block, Inc. 2025 Equity Incentive Plan for Restricted Stock Units, which is being provided to the Participant along with this Agreement.

Securities Law Information. The offering and resale of the Shares acquired under the Plan to a person or entity resident in Australia may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Tax-Deferred Treatment.

Ordinary Shares. Stock awards issued to Participants under this Appendix must relate to ordinary shares. For the purpose of this Appendix, ordinary shares shall be defined in accordance with their ordinary meaning under Australian law.

Predominant business of the Company. Stock awards must not be issued where those stock awards relate to shares in a company that has a predominant business of the acquisition, sale or holding of shares, securities or other investments.

Real risk of forfeiture. Stock awards that are RSUs issued to the Participant must have a real risk of forfeiture, the vesting conditions by which this risk is achieved are to be determined by the Board in its absolute discretion.

10% limit on shareholding and voting power. Immediately after Participant acquires the stock awards, Participant must not: (i) hold a beneficial interest in more than 10% of the shares in the Company; or (ii) be in a position to cast, or control the casting of, more than 10% of the maximum number of votes that might be cast at a general meeting of the Company. For the purposes of these thresholds, stock awards that are RSUs are treated as if they have been vested and converted into Common Stock.

Employment Notice. There are risks involved in acquiring and holding RSUs and any Shares the Participant receives if the Participant’s RSUs vest, including:

•

there is no guarantee that any Shares in the Company will grow in value – they may decline in value. Stock markets are subject to fluctuations and the Company’s Share price can rise and fall, depending on the Company’s performance and other internal and external factors;

•	the Board may decide not to pay dividends, or change the level of dividends from time to time; and

•	there are tax implications involved in acquiring and holding RSUs and Shares in the Company and the tax regime applying to the Participant may change.

Financial Product Advice. The Company is not providing any tax, legal, or financial advice to the Participant and is not making any recommendations regarding participation in the Plan or the acquisition or sale of securities acquired under the Plan. The Company recommends that Participants obtain their own financial product advice that takes into account the Participant’s objectives, financial situations, and needs, from a person who is licensed by the Australian Securities and Investments Commission to give such advice.

Exchange Control. The Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the inflow of funds from the vesting of the RSUs or subsequent sale of the Shares and any dividends (if any) and that the Participant shall be responsible for any reporting of inbound international fund transfers required under applicable law. The Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Participant’s specific situation.

BELGIUM

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Belgium.

Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (i.e., Shares acquired under the Plan) or bank accounts opened and maintained outside Belgium on their annual tax returns. Belgian residents are also required to complete a separate report providing the National Bank of Belgium with details regarding any such account. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

BERMUDA

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt from securities reporting and disclosure requirements in Bermuda.

BRAZIL

Terms and Conditions

Nature of Grant. The following provisions supplement Section 10 of this Agreement.

By accepting these RSUs, the Participant acknowledges, understands, and agrees that (i) the Participant is making an investment decision, (ii) the Participant will be entitled to vest in the RSUs, and receive Shares pursuant to the RSUs, only if the vesting conditions are met, and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to the Participant.

Compliance with Law. By accepting these RSUs, the Participant acknowledges, understands, and agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition of the Shares, the receipt of any dividends, and the sale of Shares acquired under the Plan. The Participant agrees that for all legal purposes: (i) the benefits provided under the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Plan is not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the RSUs, if any, is not part of the Participant’s remuneration from employment.

Data Privacy. The following provisions supplement Section 11 of this Agreement.

(a)

Retention of Data. The Company generally retains Data for as long as is required to satisfy the purpose for which it was collected. This will usually be the period of the Participant’s employment/contract with the Company plus the length of any applicable statutory limitation period following the Participant’s departure, although some data may need to be kept for longer. The Company endeavors to ensure that Data are kept as current as possible and that irrelevant or excessive data are deleted or made anonymous as soon as reasonably practicable. The Company shall dispose of Data when it is no longer needed for the purpose for which it was originally collected unless its retention is required by law or for other legitimate business reasons.

(b)

International Data Transfer. If the Data is subject to Brazilian laws, the international transfer shall also follow the standard provisions of the Brazilian General Data Protection Law (“LGPD”), and instructions to be specified, updated, amended, replaced, or superseded from time to time by the applicable regulatory authority or, in the lack of instructions from such authority, the Company may request the recipients of Data the adoption of the standard models adopted under the GDPR in the European Union.

(c)

Additional Participant’s Rights in accordance to the LGPD: If the Participant is in Brazil or otherwise subject to the LGPD, he or she may have all of the following additional or replaced rights in respect of Participant’s Data: (i) to obtain confirmation as to whether or not Participant’s Data is being processed and access to the Data; (ii) correction of incomplete, inaccurate or out-of-date data; (iii) to request data portability to another service provider or product provider, by the means of an express request, pursuant with the further regulations of the national authority, and subject to commercial and industrial secrets; (iv) the erasure, anonymization or blocking of unnecessary or excessive Data or Data processed in noncompliance with the provisions of the LGPD and deletion of personal data processed with the consent of the data subject; (v) to obtain information about public and private entities with which the Company has shared Data and the possibility of denying consent and the consequences of such denial, if applicable; (vi) to object to the processing carried out based on one of the legal basis other than consent, if there is noncompliance with the provisions of the LGPD; (vii) to request the revision of decisions taken solely on the basis of automated processing of Data that affects Participant’s interests, including decisions intended to define Participant’s personal, professional, consumer or credit profile or aspects of Participant’s personality, providing clear and adequate information regarding the criteria and procedures used for an automated decision, subject to commercial and industrial secrecy; and (viii) to petition with the Brazilian national authority as well as consumer protection entities regarding the processing of Participant’s Data.

Notifications

Exchange Control Information. If the Participant is a resident or is domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights held outside of Brazil, including any Shares acquired under the Plan, to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds a legally designated amount. The assets and rights that must be reported include Shares and may include the RSUs.

A foreign exchange agreement will be required if the Participant repatriates funds from the Participant’s foreign bank account to a bank account in Brazil following the sale of Shares abroad, since the amount in foreign currency shall be converted to Brazilian Reais (BRL).

Tax on Financial Transaction. If the Participant repatriates the proceeds from the sale of Shares or receipt of any cash dividends and converts the funds into local currency, the Participant may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to pay any applicable Tax on Financial Transactions arising from participation in the Plan. The Participant should consult with the Participant’s personal tax advisor for additional details.

CANADA

Terms and Conditions

Termination of Status Date. Notwithstanding any provision of the Plan or the Agreement, the following provision shall apply to Participants employed in Canada on the date on which notification of termination (for any reason, with or without cause) or resignation from service is delivered:

For purposes of this Agreement, the Participant’s Termination of Status Date shall mean the later of (i) the date upon which the Participant ceases to perform services for the Employer following the provision of such notification of termination or resignation from service and (ii) the end of any minimum statutory period of notice of termination (if any) required by applicable employment or labour standards legislation. For clarity, unless otherwise expressly provided in this Agreement or determined by the Employer, no RSUs will vest under the Plan following the Participant’s Termination of Status Date, and the Termination of Status Date will not be extended by any period of deemed notice of termination under contract or at common or civil law in respect of which the Participant may receive pay in lieu of notice of termination or damages in lieu of such notice. The Participant will not be entitled to any further payments in respect of the value of any RSUs that have not yet vested as of the Participant’s Termination of Status Date and no RSUs or any pro-rated portion thereof shall be included in any entitlement to any pay in lieu of notice of termination or damages in lieu of such notice.

Data Privacy Consent. The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Subsidiary or affiliate and the Administrator to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Subsidiary or affiliate to record such information and to keep such information in Participant’s employee file.

Non-Qualified Securities. All RSUs granted under this agreement shall be designated as “non-qualified securities” under subsection 110(1.4) of the Income Tax Act (the “Act”). For greater certainty, all designated RSUs will be considered to be non-qualified securities for the purposes of section 110 of the Act, including the calculation of the “annual vesting limit” under subsection 110(1.31). The employer will provide notice of this designation to the employee and the Canada Revenue Agency as required by subsection 110(1.9) of the Tax Act.

The following terms and conditions apply to Service Providers resident in Quebec:

French Language Documents. A French translation of the Agreement and certain other documents related to the RSUs will be made available to the Participant as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless the Participant indicates otherwise, the French translation of the Agreement and certain other documents will govern the Participant’s participation in the Plan.

Share Settlement of RSUs. Notwithstanding anything to the contrary in Section 6(d) of the Plan, RSUs granted to Canadian Participants shall only be settled in Shares and shall not be settled in cash.

Notifications

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which Shares are listed (i.e., the NYSE).

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign property (e.g., Shares acquired under the Plan and RSUs) on form T1135 (Foreign Income Verification Statement) if the total cost of their foreign property exceeds a legally designated amount at any time in the year. It is the Participant’s responsibility to comply with these reporting obligations, and the Participant should consult their own personal tax advisor in this regard.

CHINA

For Application

These special terms apply to (1) all eligible Chinese employees of any Subsidiary of the Company in China (hereinafter referred to as “China Subsidiary”), as well as (2) all eligible non-Chinese employees who are (i) directly employed by any China Subsidiary or (ii) employed by any member of the Company Group outside of China and seconded to a China (hereinafter referred to as “China Participant”).

Terms and Conditions

State Administration of Foreign Exchange (SAFE) Compliance. China Participant understands and agrees that the transfer of funds in relation to the RSUs is subject to requirements imposed by the PRC State Administration of Foreign Exchange (“SAFE”). Specifically, under the current PRC foreign exchange regulations, the Plan and the RSUs implemented in China must be registered with the SAFE (“SAFE Registration”). Accordingly, the terms of the RSUs may be subject to change if the Company determines in its discretion that modifications are necessary or desirable in order to accommodate any applicable SAFE requirements, or any other legal or administrative requirements, as they relate to the administration of the Plan and/or the RSUs in China.

China Participant understands that participation in the Plan is subject to the SAFE Registration as well as the opening of a SAFE-approved special bank account for the transfer of funds in relation to the RSUs (“Special Account”) by the China Subsidiary. China Participant also understands that all proceeds realized by China Participant from the RSUs must be immediately repatriated to China through the Special Account. China Participant hereby acknowledges and agrees that such proceeds (net of applicable China tax) will be transferred to the Special Account prior to being delivered to China Participant’s personal account and that neither the China Subsidiary, the Company nor any Company Group shall be liable for any delays or foreign exchange rate fluctuation that may happen in this process.

Sale of Shares. The Company may require, in its discretion, that any Shares acquired pursuant to the RSUs be sold at any time after issuance if the Company determines it is necessary or advisable to ensure compliance with applicable SAFE requirements and guidelines. The Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization), and the Participant expressly authorizes the designated broker to complete the sale of such Shares. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that the Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. The Participant acknowledges that the designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in price of the Shares and/or applicable exchange rates between the date the Shares are issued and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the market value of the Shares on the applicable vesting date or the date the Shares are issued.

Termination of Status

(a) In the event of China Participant ceasing to be a Service Provider for any reason, (i) all unvested RSUs at the time of the termination as a Service Provider shall be forfeited to the Company forthwith, and all rights China Participant has to such RSUs shall immediately terminate, without payment of any consideration to China Participant; and (ii) all vested RSUs shall be settled and all Shares issued in settlement of vested RSUs shall be sold within three (3) months from the termination as a Service Provider subject to the following:

•

Upon the end of the aforesaid 3 months’ period, if there are any unsettled RSUs, on the first trading day following the expiry of the 3 months’ period, all such RSUs will automatically be settled and all Shares subject to such RSUs will automatically be sold on China Participant’s behalf.

•

Upon the end of the aforesaid 3 months’ period, if there are any remaining Shares issued to China Participant in settlement of vested RSUs, all such Shares will automatically be sold on China Participant’s behalf on the first trading day after the expiry of the 3 months’ period.

(b) In the event of China Participant ceasing to be a Service Provider as a result of such Participant’s death, then 100% of the then-unvested portion of each of the Chinese Participant’s then-outstanding RSUs will immediately vest and, to the extent applicable, become fully exercisable. All shares issued for the vested RSUs shall be sold within three (3) months from the termination as a Service Provider.

(c) In the event of China Participant ceasing to be a Service Provider as a result of such Participant’s disability, then each of such China Participant’s then-outstanding RSUs will vest and, to the extent applicable, become fully exercisable according to the applicable “Vesting Acceleration Percentage” in the table below. All shares issued for the vested RSUs shall be sold within three (3) months from the termination as a Service Provider.

Years as an Employee (full year)	Vesting Acceleration Percentage
1	25%
2	50%
3	75%
4	100%

The proceeds of any post-termination sale as noted in the above sections (a)-(c) will be remitted to China Participant in cash net of any Tax-Related Items, broker’s fees or commissions and any other applicable deductions as stipulated in the Plan and/or this Agreement.

The Company reserves the right to shorten or eliminate the aforesaid post-termination settlement/sale period if so required by local law or otherwise as it deems appropriate at its sole discretion.

Data Privacy Consent. China Participant hereby consents to the Company, any members of the Company Group or any third party, collecting China Participant’s personal information (including sensitive information) necessary to administer and operate the Plan and disclosing any personal information necessary to administer and operate the Plan to the Company, any members of the Company Group or any third party engaged to assist in implementing the Plan, who may be situated in or outside China.

Notifications

Foreign Asset/Account Reporting Information. The Participant may be required to report to SAFE all details of the Participant’s foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. Under these rules, the Participant may be subject to reporting obligations for the RSUs, Shares acquired under the Plan, the receipt of any dividends, and the sale of Shares.

FRANCE

Terms and Conditions

RSUs Not Tax-Qualified. The RSUs are not intended to be tax-qualified or tax-preferred awards, including without limitation, under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code. The Participant is encouraged to consult with a personal tax advisor to understand the tax and social insurance implications of the RSUs.

Language Consent. By accepting the RSUs, the Participant confirms having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided in the English language. The Participant accepts the terms of those documents accordingly. The Participant confirms that the Participant has a good knowledge of the English language.

En acceptant l’Attribution, le Bénéficiaire confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été fournis en langue anglaise. Le Bénéficiaire accepte les dispositions de ces documents en connaissance de cause. Etant précisé que le Titulaire a une bonne maîtrise de la langue anglaise.

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in France.

Foreign Asset/Account Reporting Information. The Participant may hold Shares acquired upon vesting/settlement of the RSUs, any proceeds resulting from the sale of Shares or any dividends paid on such Shares outside of France, provided the Participant declares all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) with their annual income tax return. Failure to complete this reporting may trigger penalties for the Participant.

GERMANY

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Germany.

Exchange Control Information. If the Participant remits proceeds in excess of a legally designated amount out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de). If the Participant uses a German bank to transfer a cross-border payment in excess of a legally designated amount in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant may be required to report the acquisition or sale of securities (e.g., Shares) to the Bundesbank via email or telephone if the value of the securities exceeds a certain threshold..

The Participant is responsible for complying with applicable reporting requirements and should consult with a personal legal advisor to ensure compliance.

Terms and Conditions

Prohibition on Insider Dealing. The Participant should be aware that the insider dealing rules of the Regulation (EU) No 596/2014 of the European Parliament and Council (Market Abuse Regulation) apply in Germany, which may affect transactions under the Plan such as the subscription or participation, the suspension, the cancellation or an amending order, the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. The Participant is advised to determine carefully whether he or she has inside information in respect of the Company and whether and to what extent insider dealing rules can apply to Participant . In case of uncertainty, the Company recommends that the Participant consult with a legal advisor.

Limitation of Liability. The Participant is responsible for compliance with any laws to be observed by the Participant in person in conjunction with participation in the Plan. The Company cannot be held liable if the Participant violates German law or any other applicable rules to be complied with by the Participant in conjunction with participation in the Plan including, but not limited to, insider dealing restrictions under the Market Abuse Regulation.

GREECE

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Greece.

IRELAND

Terms and Conditions

Tax Indemnity. The references in the Plan, and in particular clause 15 (Tax Matters) of the Plan, to “tax” or “taxes” include any and all taxes, charges, levies, and contributions in Ireland or elsewhere, to include, in particular, Universal Social Charge (USC) and Pay Related Social Insurance (PRSI) (“Taxes”).

The Participant shall be accountable for any Taxes, which are chargeable on any assessable income deriving from the grant, vesting of, or other dealing in RSUs or Shares issued pursuant to RSUs. The Company shall not become liable for any Taxes, as a result of the Participant’s participation in the Plan. In respect of such assessable income, the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary, which is or may be treated as the employer of the Participant in respect of the Taxes (the “Tax Liabilities”).

Pursuant to the indemnity referred to herein, where necessary, the Participant shall make such arrangements, as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

•

making a cash payment of an appropriate amount to the relevant company whether by cheque, banker’s draft or deduction from salary in time to enable the Company to remit such amount to the Irish Revenue Commissioners before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; or

•

appointing the Company as an agent and/or attorney for the sale of sufficient Shares, acquired pursuant to the grant, vesting or other dealing in RSUs, or Shares issued pursuant to RSUs to cover the Tax Liabilities and authorizing the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of the sale of the Shares.

Employment Rights. The Participant acknowledges that their terms of employment shall not be affected in any way by their participation in the Plan, which shall not form part of such terms (either expressly or impliedly). The Participant acknowledges that their participation in the Plan shall be subject at all times to the rules of the Plan as may be amended from time to time (including, but not limited to, any clawback provisions). If on termination of the Participant’s employment (whether lawfully, unlawfully, or in breach of contract) Participant loses any rights or benefits under the Plan (including any rights or benefits which Participant would not have lost had their employment not been terminated), the Participant hereby acknowledges that Participant shall not be entitled to (and hereby waives) any compensation for the loss of any rights or benefits under the Plan, or any replacement or successor plan.

The Plan is entirely discretionary and may be suspended or terminated by the Administrator or by the Company at any time for any reason. Participation in the Plan is entirely discretionary and does not create any contractual or other rights to receive future grants of RSUs or benefits in lieu of RSUs. All determinations with respect to future grants will be at the sole discretion of the Administrator or the Company. Rights under the Plan are not pensionable.

Notifications

Securities Law Information. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the current EU Prospectus Regulation as implemented in Ireland.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the grant of the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

Notifications

Foreign Asset/Account Reporting Information. If the Participant is an Italian resident who, at any time during the fiscal year, holds foreign financial assets (including cash, RSUs, and Shares) which may generate taxable income in Italy, the Participant is required to report these assets on Participant’s annual tax return for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations also apply if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of financial assets held outside of Italy by Italian residents is subject to a foreign asset tax, subject to an exemption. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Securities Disclaimer. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under EU Prospectus Regulation as implemented in Italy.

JAPAN

Notifications

Securities Disclosure. Participation in the Plan is exempt from securities registration requirements under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948), as amended (the “FIEA”). The RSUs and the Shares issuable upon the vesting of the RSUs may not be offered or sold in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan. As used herein, the term “resident of Japan” means any natural person having Participant’s place of domicile or residence in Japan, or any corporation or other entity organized under the laws of Japan or having its main office in Japan.

Foreign Asset/Account Reporting Information. Japanese residents holding assets outside of Japan with a total net fair market value exceeding a legally designated amount (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. The Participant is advised to consult with a personal tax advisor to ensure the Participant is properly complying with applicable reporting requirements.

Exchange Control Information. Under certain circumstances, the Participant may be required to file a report with the Ministry of Finance if the Participant intends to acquire Shares whose value exceeds a certain amount. The reporting, if required, is due within 20 days from the purchase of the shares (however, if the Participant acquires such shares through a securities company in Japan, such requirement will not be imposed). The reporting requirements vary depending on whether the relevant payment is made through a bank in Japan.

The Participant is advised to seek appropriate professional advice as to how the exchange control regulations, tax, or other laws in the Participant’s country apply to Participant’s specific situation. Laws and regulations change frequently and occasionally on a retroactive basis.

LITHUANIA

Notifications

Securities Law Information. The grant of the RSUs is exempt from the requirement to publish a prospectus under EU Prospectus Regulation as implemented in Lithuania.

MEXICO

Terms and Conditions

Labor Law Acknowledgment. These provisions supplement Section 10 of this Agreement:

Modification. By accepting the RSUs, the Participant understands and agrees that any modification of the Plan or this Agreement or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.

Policy Statement. The grant of the RSUs made under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company with business offices at 1955 Broadway, Suite 600, Oakland, CA 94612, United States, is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is the Company’s Mexican Parent or Subsidiary, nor does it establish any rights between the Participant and the employer.

Plan Document Acknowledgment. By accepting the grant of RSUs, the Participant acknowledges that the Participant has received copies of the Plan, has reviewed the Plan, and this Agreement in their entirety, and fully understands and accepts all provisions of the Plan and this Agreement.

In addition, by signing this Agreement, the Participant further acknowledges that the Participant has read and specifically and expressly approves the terms and conditions in Section 10 of this Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) none of the Parents or Subsidiaries or the Company is responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, the Participant hereby declares that the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the participation in the Plan and therefore grant a full and broad release to the employer, the Company and any Parents or Subsidiaries with respect to any claim that may arise under the Plan.

MOLDOVA

Notifications

Exchange Control Information. Opening a US brokerage account may require the prior authorization of the National Bank of Moldova (NBM). In principle, this will be the Participant’s responsibility to obtain such authorization.

Data Privacy. The following provisions supplement Section 11 of this Agreement.

(a) Privacy Notice: The Participant shall be provided with a Privacy Notice in compliant with the provisions of Article 12 of the Law on Protection of Personal Data, No. 133 dated 08 July 2011 (“Moldovan Data Protection Law”) for the satisfaction of the Participant’s right to be informed on the processing of Participant’s Data.

(b) International Data Transfer. The international transfer of Data shall follow the provisions of the Moldovan Data Protection Law and is freely allowed to EEA countries as well as to the countries that benefit from an adequacy decision issued by the Moldovan data protection authority. In other cases, the international transfer of Data shall be conducted only on the basis of statutory exemptions set by Moldovan Data Protection Law and specified in the Privacy Notice acknowledged to the Participant.

(c) Data Subjects Rights. The Participant benefits from the following rights provided by the Moldovan Data Protection Law: (1) right to be informed on the processing of Data; (2) right to free access to processed Data; (3) right to free intervention over the processed Data, which includes the possibility of the Participant to require rectification, updating, erasure or blocking of data the processing of which does not comply with the provisions of the law, in particular, because of the incomplete or inaccurate nature of Data; (4) right to freely object to the processing of Data; (5) right to not be subject to an individual decision based solely on automated Data processing intended to evaluate certain personal aspects relating to the Participant, such as professional competence, reliability, conduct, etc.; (6) right to address to a court of law or to data protection authority if Data is unlawful processed or Participant’s rights have been breached.

NETHERLANDS

Notifications

Prohibition Against Insider Trading. The Participant should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has insider information regarding the Company. Below is a discussion of the applicable restrictions.

The Participant is advised to read the discussion carefully to determine whether the insider rules could apply to them. If the Participant is uncertain whether the insider rules apply, the Company recommends that the Participant consult with a legal advisor. The Company cannot be held liable if the Participant violates the Dutch insider trading rules. The Participant is responsible for ensuring their compliance with these rules.

Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (“MAR”), is applicable in the Netherlands. For further information, the Participant is referred to the website of the Authority for the Financial Markets (“AFM”): https://www.afm.nl/en/sector/effectenuitgevende-ondernemingen.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch affiliate may have inside information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such inside information. By entering into this Agreement and participating in the Plan, the Participant acknowledges having read and understood the notification above and acknowledges that it is the Participant’s responsibility to comply with the Dutch insider trading rules, as discussed herein.

Securities Law Information. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Netherlands.

NEW ZEALAND

Notification

Securities Law Notice. The Participant is being offered an opportunity to participate in the Plan. In compliance with New Zealand securities law, the Participant is hereby notified that all documents related to the Plan have either been provided to the Participant or are available via the website or hard copy.

A copy of the above documents will be provided to the Participant, free of charge, on written request to the Company.

Notwithstanding any other provisions of the Plan, every covenant or other provisions set out in an exclusion under Schedule 1 of the New Zealand Financial Markets Conduct Act 2013 (“FMCA”) or in an exemption or modification granted from time to time by the Financial Markets Authority in respect of the Plan or which applies to the Plan pursuant to its powers under the FMCA and required to be included in the Plan in order for that exclusion, exemption or modification to have full effect, is deemed to be contained in the Plan. To the extent that any covenant or other provision deemed by this clause to be contained in the Plan is inconsistent with any other provision in the Plan, the deemed covenant or other provision will prevail.

The Participant is encouraged to read the provided materials carefully before making a decision on whether to participate in the Plan. In addition, the Participant should consult a tax advisor for specific information concerning the personal tax situation with regard to Plan participation.

Warning. If the Company runs into financial difficulties and is wound up, the Participant will be paid only after all creditors and holders of preference Shares have been paid. The Participant may lose some or all of the Participant’s investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an equity incentive plan.

As a result, the Participant may not be given all the information usually required. The Participant will also have fewer other legal protections for this investment.

The Participant has a right, upon request, to receive from the Company free of charge, a copy (or electronic copy) of the Company’s relevant financial statements for the most recently completed financial year and the auditor’s report. The relevant financial statements are those of the Company and its subsidiaries prepared in accordance with US GAAP for the most recently completed accounting period. Please visit https://investors.block.xyz for these documents.

The Participant is encouraged to ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.

Financial Information Notice. The Participant has a right to receive the following financial information, free of charge, upon request:

•	A copy of the Company’s latest annual report prepared under any enactment or overseas law (if any); and

•	A copy of the Company’s relevant financial statements and either the auditor’s report on them or a statement that they are not audited.

Data Protection. Participant hereby consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement, the Plan and any other Award materials by and among, as applicable, the Company and any of its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number, passport or other identification numbers, salary, nationality, job title, employment location, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, and where applicable service termination date and reason for termination (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Data is supplied by the Company or its Affiliates and also by the Participant through information collected in connection with the Award Agreement and the Plan.

NORWAY

Notifications

Securities Disclaimer. The grant of the RSUs is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Norway.

Limitation of Liability. The Participant is responsible for compliance with any laws to be observed by the Participant in person in conjunction with participation in the Plan. The Company cannot be held liable if the Participant violates Norwegian law or any other applicable rules to be complied with by the Participant in conjunction with participation in the Plan including, but not limited to, insider dealing restrictions under any applicable law.

Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences as a result of the Participant’s acquisition or disposition of the Shares issued upon settlement of the RSUs. The Participant is encouraged to seek personal tax advice in connection with the acquisition or disposition of such Shares. The Participant acknowledges that the Participant is not relying on the Company (or any Parent or Subsidiary of the Company, as applicable) for any tax advice.

POLAND

Terms and Conditions

Consent to Receive Information in English. By accepting the Award, the Participant confirms having read and understood the Plan and the Terms and Conditions, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Employment. In order to meet the requirements of the Plan the Participant authorizes the Parent or Subsidiary in Poland (Participant’s employer):

a)	to make relevant deductions from the Participant’s remuneration,

b)	to notify the Company about events relevant to the Participant’s right to continue to participate in the Plan.

Notifications

Foreign Exchange Notice. If the Participant holds foreign securities (including Shares) and maintains accounts abroad, the Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds a certain legally designated amount the Participant must file reports on the transaction and balances of the accounts on a quarterly basis. Further, any fund transfers in excess of a certain legally designated amount into or out of Poland must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.

Securities Disclosure. Participation in the Plan is exempt or excluded from the requirement to publish a prospectus under EU Prospectus Regulation as implemented in Poland.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood, and fully accepted and agreed with the terms and conditions established in the Plan and the Terms and Conditions.

Conhecimento da Lingua. O Participante pelo presente declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou comos termos e condições estabelecidas no Plano e no Acordo de Atribuição.

Notifications

Securities Law Information. The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under EU Prospectus Regulation as implemented in Portugal.

SPAIN

Terms and Conditions

Service Acknowledgements and Agreements. This provision supplements Section 10 of the Agreement:

In accepting these RSUs, the Participant consents to participate in the Plan and acknowledges that Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be Service Providers of the Company or any Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary, over and above the specific terms of the Plan. Consequently, the Participant understands that these RSUs is granted on the assumption and condition that these RSUs and any shares acquired upon exercise of these RSUs are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation or any other termination indemnity) or any other right whatsoever. In addition, the Participant understands that these RSUs would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this RSUs shall be null and void.

These RSUs are conditional rights to shares and unless specifically excepted by the Plan and/or this Agreement, any and all unvested portions of the RSUs will be immediately forfeited, and the Participant’s participation in the Plan will cease immediately in the case of the Participant’s termination of status as a Service Provider. This will be the case even if (1) the Participant voluntarily resigns; (2) the Participant is dismissed for disciplinary or objective reasons irrespective of whether the dismissal is declared or acknowledged as fair (procedente) or unfair (improcedente), or due to a collective dismissal, whether adjudged or recognized to be with or without cause; (3) the Participant’s status as a Service Provider terminates due to a change of work location, duties or any other material modification of the terms of employment; (4) the Participant terminates status as a Service Provider due to unilateral breach of contract of the Company or any of its Subsidiaries; or (5) the Participant’s status as a Service Provider terminates for any other reason whatsoever (including, but not limited to, mutual agreement, resignation, retirement, death, permanent disability, causes included in the employment contract, expiry of the temporary contract, force majeure and under Article 10.3 of the Royal Decree Law 1382/1985). Consequently, upon the termination of the Participant’s status as a Service Provider for any of the reasons set forth above, the Participant will automatically lose any rights to the unvested RSUs granted to them as of the date of the Participant’s termination of Status Date, as described in the Plan and the Agreement.

Notifications

Exchange Control Information. The Participant may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares), and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Participant by the Company) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceeds a legally designated amount. Once the threshold has been surpassed in either respect, the Participant will generally be required to report all foreign accounts, foreign instruments, and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, the Participant will only be required to report on an annual basis (by March 31 of each year).

Further, when receiving foreign currency payments derived from the ownership of the shares (i.e., dividends or sale proceeds), the Participant must inform the Spanish Registered Entity receiving the payment of the basis upon which such payment is made. Should the amounts exceed a legally designated amount, the Participant will need to provide the following information to the Spanish Registered Entity: (i) their name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) any further information that may be required. Exceptions to this rule include when the Participant moves funds through a Spanish resident bank account opened abroad, or when collections and payments are carried out in cash. These exceptions, however, are subject to their own reporting requirements.

Securities Law Information. The grant of RSUs under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Spain.

The RSUs do not qualify under Spanish Law as securities. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory. Neither the Plan nor this Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information. To the extent that the Participant holds shares and/or has bank accounts outside Spain with a value in excess of a legally designated amount (for each type of asset) as of December 31 each year, the Participant will be required to report information on such assets through tax form 720. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than a legally designated amount. The Participant should consult their personal advisor in this regard. Further, the Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed a legally designated amount.

SWEDEN

Terms and Conditions

Exchange Control. The Participant understands and agrees that foreign and local banks or financial institutions (including brokers) engaged in cross-border transactions generally may be required to report any payments to or from a foreign country exceeding a certain amount to The National Tax Board, which receives the information on behalf of the Swedish Central Bank (Sw.Riksbanken). This requirement may apply even if the Participant has a brokerage account with a foreign broker.

Notifications

Securities Disclosure. The Participant’s participation in the Plan and the grant of the RSUs are exempt from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Sweden.

SWITZERLAND

Notifications

Securities Law Information. The grant of the RSUs is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this Agreement nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to article 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), and neither this Agreement nor any other materials relating to the RSUs may be publicly distributed or otherwise made publicly available in Switzerland. Finally, neither this Agreement nor any other offering or marketing materials relating to the RSUs have been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Terms and Conditions

Data Privacy Acknowledgement. Participant hereby acknowledges that Participant has read and understands the terms regarding the collection, processing and transfer of Data contained in the Data Privacy section of the Agreement and, by participating in the Plan, agrees to such terms. In this regard, upon request of the Company or the Subsidiary retaining Participant’s service, the Participant agrees to provide an executed data privacy consent form to the Company or the Subsidiary retaining Participant’s service (or any other agreements or consents that may be required by the Subsidiary retaining Participant’s service) that the Company and/or the Subsidiary Participant’s service may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.

Notifications

Securities Law Information. The RSUs and any Shares acquired pursuant to the Plan are available only for Employees or Service Providers of the Company and or a Subsidiary. The offer is not a public offer of securities by a Taiwanese company.

Exchange Control Information. The Participant may remit and acquire up to a legally designated amount per year in foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) without justification.

If the transaction amount exceeds a legally designated amount in a single transaction, Taiwanese residents must submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank. In addition, if the transaction amount exceeds a legally designated amount, the Participant may be required to provide additional supporting documentation to the satisfaction of the bank involved in the transaction. The Participant should consult with a personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Terms and Conditions

Tax Withholdings. The following provisions supplement Section 7 of this Agreement.

Without limitation to Section 7, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-related Items, as and when requested by the Company or the Employer, as applicable, or by HM Revenue & Customs (“HMRC”) (or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification is viewed as a loan. In this case the amount of income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-related Items occurs may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, which may be recovered from the Participant by the Company or the Employer by any of the means referred to in Section 7 of this Agreement.

Notifications

Securities Law Information. Neither this Agreement nor the Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the RSUs are exclusively available in the UK to bona fide employees and former employees and any other UK member of the Company Group.

Non-Qualified Grants. The RSUs are not intended to be tax-qualified or tax-preferred under current tax rules and regulations in the United Kingdom.

Prohibition Against Insider Dealing. The Participant should be aware of the UK’s insider dealing rules under the Criminal Justice Act 1993, which may affect transactions under the Plan such as the acquisition or sale of Shares acquired under the Plan, if the Participant has inside information regarding the Company. If the Participant is uncertain whether the insider dealing rules apply, the Company recommends that the Participant consult with a legal advisor. The Company cannot be held liable if the Participant violates the UK’s insider dealing rules. The Participant is responsible for ensuring Participant’s compliance with these rules.